STARLIGHT PLACE, LP

USDA RURAL DEVELOPMENT

FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

STARLIGHT PLACE, LP

TABLE OF CONTENTS

PAGE

Independent auditors’ report	1

Financial statements:

Balance sheets	2 - 3

Statements of operations	4

Statements of changes in partners’ equity (deficit)	5

Statements of cash flows	6 - 7

Notes to financial statements	8 - 13

Supplemental information:

Supplemental schedules	14 - 18

Report on internal control over financial reporting and on compliance and other matters based on an audit of financial statements performed in accordance with Government Auditing Standards	19 - 20

Audit findings on compliance	21

INDEPENDENT AUDITORS’ REPORT

To the Partners of

Starlight Place, LP

We have audited the accompanying balance sheets of STARLIGHT PLACE, LP, a limited partnership, as of December 31, 2010 and 2009, and the related statements of operations, changes in partners’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America, the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, the evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of STARLIGHT PLACE, LP as of December 31, 2010 and 2009, and the results of its operations, its changes in partners’ equity (deficit), and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

In accordance with Government Auditing Standards, we have also issued a report dated February 21, 2011 on our consideration of STARLIGHT PLACE, LP’s internal control over financial reporting and our tests of its compliance with certain provisions, laws, regulations, contracts, and grant agreements and other matters. The purpose of that report is to describe the scope of our testing of internal control over financial reporting and compliance and the results of that testing, and not to provide an opinion on the internal control over financial reporting or on compliance. That report is an integral part of an audit performed in accordance with Government Auditing Standards and should be read in conjunction with this report in considering the results of our audits.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplementary information shown on pages 15 - 18 is presented for purposes of additional analysis and is not a required part of the basic financial statements of the Partnership. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

February 21, 2011

Five Concourse Parkway ■ Suite 1000 ■ Atlanta, Georgia 30328

404.892.9651 ■ www.hawcpa.com

An Independent Member of Baker Tilly International

1

STARLIGHT PLACE, LP

BALANCE SHEETS

DECEMBER 31,

ASSETS

	2010	2009
Current assets
Cash	$26,390	$59,018
Cash, tenant security deposits	8,650	8,900
Cash, replacement reserve	84,832	69,619
Cash, tax reserve	22,383	9,716
Accounts receivable	638	530
Accounts receivable - property tax refund	1,100	0
Prepaid expenses	1,366	1,187
Operating deficit reserve	42,004	41,903

Total current assets	187,363	190,873

Property, plant and equipment, at cost
Land	248,710	248,710
Land improvements	663,095	663,095
Building	3,687,417	3,687,417
Furniture and equipment	84,139	83,151
	4,683,361	4,682,373
Less accumulated depreciation	(829,632)	(684,925)

Net property, plant and equipment	3,853,729	3,997,448

Other assets
Monitoring fees, net of accumulated amortization of $2,860 and $2,340 for 2010 and 2009, respectively	4,940	5,460
	$4,046,032	$4,193,781

See auditors’ report and accompanying notes

2

STARLIGHT PLACE, LP

BALANCE SHEETS

DECEMBER 31,

LIABILITIES AND PARTNERS’ EQUITY (DEFICIT)

	2010	2009
Current liabilities
Accounts payable	$3,645	$2,699
Accrued property taxes	0	210
Deferred rent	1,218	590
Current portion mortgage payable	2,148	1,992
Tenant security deposits	8,650	8,900

Total current liabilities	15,661	14,391

Other liabilities
Mortgage payable, net of current portion	364,544	366,705

Partners’ equity (deficit)	3,665,827	3,812,685
	$4,046,032	$4,193,781

See auditors’ report and accompanying notes

3

STARLIGHT PLACE, LP

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
Revenues
Rental income	$253,688	$248,605
Interest credit subsidy	11,064	9,257
Tenant charges	4,885	3,693
Interest income	355	294

Total income	269,992	261,849

Expenses
Maintenance and operating	52,115	49,076
Utilities	7,853	6,759
Administrative	68,117	61,650
Taxes and insurance	72,059	62,298
Partnership fees	43,637	6,717
Interest	27,842	27,997
Depreciation	144,707	153,021
Amortization	520	520

Total expenses	416,850	368,038

Net loss	$(146,858)	$(106,189)

See auditors’ report and accompanying notes

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STARLIGHT PLACE, LP

STATEMENTS OF CHANGES IN PARTNERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	General Partner	Limited Partners	Total
Partners’ equity (deficit), December 31, 2008	$(20)	$3,918,894	$3,918,874

Net loss	(5)	(106,184)	(106,189)

Partners’ equity (deficit), December 31, 2009	(25)	3,812,710	3,812,685

Net loss	(7)	(146,851)	(146,858)

Partners’ equity (deficit), December 31, 2010	$(32)	$3,665,859	$3,665,827

See auditors’ report and accompanying notes

5

STARLIGHT PLACE, LP

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Increase (Decrease) In Cash

	2010	2009

Cash flows from operating activities	$(146,858)	$(106,189)
Net loss
Adjustments to reconcile net loss to net cash provided (used) by operating activities Depreciation	144,707	153,021
Depreciation
Amortization	520	520
Changes in assets and liabilities
(Increase)Decrease in accounts receivable	(108)	555
(Increase)Decrease in accounts receivable -property tax refund	(1,100)	0
(Increase)Decrease in prepaid expenses	(179)	(4)
(Increase)Decrease in security deposits - funded	250	(300)
Increase(Decrease) in accounts payable	946	1,943
Increase(Decrease) in accrued property taxes	(210)	210
Increase(Decrease) in deferred rent	628	(481)
Increase(Decrease) in tenant security deposits -liability	(250)	300

Total adjustments	145,204	155,764

Net cash provided (used) by operating activities	(1,654)	49,575

Cash flows from investing activities
Net (deposits to) withdrawals from tax and insurance escrow	(12,667)	10,304
Net withdrawals from operating deficit reserve	(101)	(164)
Net withdrawals from reserve for replacement	(15,213)	(21,705)
Investment in rental property	(988)	0

Net cash used by investing activities	(28,969)	(11,565)

Cash flows from financing activities
Principal payments on mortgage	(2,005)	(1,858)

Net cash used by financing activities	(2,005)	(1,858)

Net increase (decrease) in cash	(32,628)	36,152

Cash, beginning of year	59,018	22,866

Cash, end of year	$26,390	$59,018

See auditors’ report and accompanying notes

6

STARLIGHT PLACE, LP

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the years for Interest	$27,842	$27,997
Less: Interest credit subsidy	(11,064)	(9,257)

	$16,778	$18,740

See auditors’ report and accompanying notes

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STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

Note A

Organization and Summary of Significant Accounting Policies

Starlight Place, LP (“the Partnership”) was formed in 2005, under the laws of the state of Georgia for the purpose of constructing and operating an 52-unit apartment community (“Starlight Place”), located in Americus, Georgia. The community is financed by a USDA Rural Development (“RD”) Section 538 Loan, and therefore is regulated by RD as to rent charges and operating methods.

The following significant accounting policies have been followed in the preparation of the financial statements:

a.	Accounting Standards Codification:

The Financial Accounting Standards Board (“FASB ASC”) became the sole authoritative source of generally accepted accounting principles in the United States of America for periods ending after September 15, 2009. The FASB ASC incorporates all authoritative literature previously issued by a standard setter. Adoption of the FASB ASC has no effect on the Partnership’s financial position, results from operations, partners’ equity (deficit) or cash flows. References to the authoritative accounting literature in the notes to the financial statements are to the FASB ASC with references to the superseded accounting standards included parenthetically.

b.	Basis of Accounting:

The Partnership utilized the accrual basis of accounting, whereby income is recognized as earned and expenses are recognized as obligations are incurred.

c.	Rental Income:

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and tenants of the property are operating leases.

d.	Property and Equipment:

Property and equipment have been recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives of 40 years for real property, 15 for improvements, and 5 years for personal property by use of the straight-line method.

Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts, and any gain or loss is included in income.

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STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

Note A

Organization and Summary of Significant Accounting Policies (Continued)

e.	Impairment of Long-Lived Assets:

The Partnership reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recovered. If the fair value is less than the carrying amount of the asset, an impairment loss is recognized for the difference. No impairment loss has been recognized during the years ended December 31, 2010 and 2009.

f.	Intangible Assets:

Monitoring fees have been recorded at cost. Amortization has been provided for using the straight-line method over 15 years. Amortization expense for each of the next five years is expected to be $520.

g.	Income Taxes:

No income tax provision has been included in the financial statements because income and losses of the Partnership are reported by the partners on their respective income tax returns. On January 1, 2009, the Partnership applied the guidance on accounting for uncertain tax provisions in FASB ASC 740 Income Taxes (“FASB ASC 740”) (FASB Interpretation No. 48, “Accounting for Uncertain Tax Positions”). Adoption of the provisions did not affect the Partnership’s financial position or results of operations. The Partnership is no longer subject to income tax examinations for calendar years prior to 2007.

h.	Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

i.	Reclassifications:

Certain items on the 2009 financial statements have been reclassified to conform to the 2010 presentation.

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STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

Note B

Tenant Security Deposits

Security deposits collected from tenants are held in a separate bank account. The account’s status at December 31, is:

	2010	2009
Tenant security deposit cash account	$8,650	$8,900
Tenant security deposits payable balance	(8,650)	(8,900)
Excess (Deficit)	$0	$0

Note C

Replacement Reserve

In accordance with the provisions of the mortgage agreement, restricted cash is held by Capstone Realty Advisors, to be used for replacement of property as follows:

	2010	2009
Beginning balances	$69,619	$47,914
Add: Deposits	15,213	21,705
Less: Reserve releases	0	0
Ending balances, as confirmed by bank	84,832	69,619

Note D

Required Reserves

In accordance with the provisions of the mortgage agreement, certain reserves are required to be established to be used for budgeted expense items and loan payments as follows:

	2010	2009
Rent-up reserve	$36,210	$36,122
Operating deficit reserves	5,794	5,781
Ending balances	$42,004	$41,903

Note E

Mortgage Payable

The mortgage was payable to Lewiston State Bank c/o Bonneville Mortgage Company and was transferred to Capstone Realty Advisors December 2007. The mortgage is secured by a deed of trust on the rental property. The note bears interest at the rate of 7.57% per annum. Principal and interest are payable by the Partnership in monthly installments of $2,487 through April 1, 2034.

The obligation arising from the Loan Agreement has been secured through a Loan Note Guarantee (the USDA Guarantee) under the Section 538 Guaranteed Rural Rental Housing Program pursuant to which the USDA will guarantee 90% of the losses realized under the Promissory Note.

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STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

Under an interest credit and rental assistance agreement with Rural Development, an interest credit is provided, thus reducing the interest rate approximately 3% annually. The interest credit is treated as additional income with interest expense being recorded at the note rate. An annual application as required by Rural Development must be submitted in order to be eligible for the interest credit. Eligibility began when the construction loan converted to a permanent loan, April 1, 2006.

Note E

Mortgage Payable (Continued)

Maturities of long-term debt as of December 31, 2010, are as follows:

December 31,	Amount
2011	$2,148
2012	2,316
2013	2,498
2014	2,694
2015	2,905
2016 - thereafter	354,131
364,544
$366,692

Note F

Partnership Fees

Asset Management Fee:

The Partnership shall pay the limited partner an annual asset management fee of $2,500, increasing in subsequent years by the consumer price index. The minimal fee of $2,500 shall be payable in annual installments; provided, however, that if in any year net operating income is insufficient to pay the full $2,500, the unpaid portion thereof shall accrued and be payable on a cumulative basis in the first year in which there is sufficient net operating income. As of December 31, 2010 and 2009, $7,447 and $6,717 was earned and $0 and $0 remains payable, respectively.

Incentive Management Fee:

The Partnership shall pay to the general partner through the compliance period an annual incentive management fee equal to 35% of net operating income commencing in 2005. If the incentive management fee is not paid in any year it shall not accrue for payment in subsequent years. As of December 31, 2010 and 2009, $18,095 and $0 was earned and $0 and $0 remains payable, respectively.

Tax Credit Compliance Fee:

The Partnership shall pay to the general partner through the compliance period an annual tax credit compliance fee equal to 35% of net operating income commencing in 2005. If the tax credit compliance fee is not paid in any year it shall not accrue for payment in subsequent years. As of December 31, 2010 and 2009, $18,095 and $0 was earned and $0 and $0 remains payable, respectively.

11

STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

Note G

Partnership Profits, Losses and Distributions

Profits and losses from operations are allocated 99.97% to the limited partner, 0.01% to the Georgia limited partner, 0.01% to the special limited partner, 0.005% to the non-profit limited partner, and 0.005% to the general partner. Any and all Georgia tax credits shall be allocated to the Georgia limited partner. Cash flow shall be paid out in the following order and priority: (1) First, to pay the deferred management fee, if any; (2) Second, to pay the current asset management fee that was not paid monthly and then to pay any accrued asset management fees that have not been paid in full from previous years; (3) Third, to pay the principal and then interest on the development fee; (4) Fourth, to pay operating loans, if any, limited to 100% of the net operating income remaining after reduction for the payments made first to third; (5) Fifth, to pay the incentive management fee; (6) Sixth, to pay the tax credit compliance fee; and (7) Seventh, the balance, 29.98% to the limited partner, 0.01% to the Georgia limited partner, 0.01% to the special limited partner, 0.005% to the non-profit partner, and 69.995% to the general partner.

Note H

Concentration of Credit Risk

The Partnership maintains its cash in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC). Deposit accounts, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Note I

Management Fees

The Partnership is managed by Boyd Management, Inc., pursuant to an agreement effective June 2005 and renewed May 2009. During the years ended December 31, 2010 and 2009, Boyd Management, Inc. earned fees of $22,806 and $21,805, respectively.

Note J

Commitments and Contingencies

Interest Credit and Rental Assistance Agreement:

Under an agreement with RD, a mortgage subsidy is provided that reduces the effective interest rate on the mortgage approximately 3% over the life of the loan agreement. RD may terminate the agreement if it determines that no subsidy is necessary or if the Partnership is determined to be in violation of the loan agreement or RD rules or regulations.

12

STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

Note J

Commitments and Contingencies (Continued)

Housing Tax Credits:

As incentive for investment equity, the Partnership applied for and received an allocation certificate for housing tax credits established by the Tax Reform Act of 1986. To qualify for the tax credits, the Partnership must meet certain requirements, including attaining a qualified basis sufficient to support the credit allocation. In addition, tenant eligibility and rental charges are restricted in accordance with Internal Revenue Code Section 42. Management has certified that each tax credit unit has met these qualifications to allow the credits allocated to each unit to be claimed.

Compliance with these regulations must be maintained in each of the fifteen consecutive years of the compliance period. Failure to maintain compliance with occupant eligibility, unit gross rent, or to correct noncompliance within a reasonable time period could result in recapture of previously claimed tax credits plus interest.

Note K

Developer Fees

The developer, an affiliate of the general partner of the Partnership, will receive a developer’s fee of $586,600 for its services during the development and construction of the Project. The fee is to be paid in installments as defined in the development agreement. As of December 31, 2010 and 2009, $0 of the fee remains payable.

Note L

Subsequent Events

Management evaluated subsequent events through February 21, 2011 when the financial statements were available to be issued. No events occurred through the date of Management’s assessment that would have a material effect on the financial statements.

13

SUPPLEMENTAL INFORMATION

14

STARLIGHT PLACE, LP

SUPPLEMENTAL SCHEDULES

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

These supplemental schedules are required by the U.S. Department of Agriculture, Rural Development, on 538 Rural Rental Housing audits located in Georgia.

SCHEDULE A - MAINTENANCE AND OPERATING, UTILITIES, ADMINISTRATIVE, TAXES AND INSURANCE EXPENSES:

	2010	2009
Maintenance and operating
Maintenance and repair	$18,627	$17,333
Maintenance and repair - payroll	17,409	14,938
Painting and decorating	606	632
Grounds	15,473	16,173

	$52,115	$49,076

Utilities
Electric	$7,302	$6,356
Water	132	67
Sewer	204	111
Garbage removal	215	225

	$7,853	$6,759

Administrative
Site management payroll	$17,955	$17,081
Management fee	22,806	21,805
Project auditing expense	5,850	5,750
Legal expense	977	1,015
Advertising	292	512
Telephone and answering service	920	2,288
Office supplies	2,973	2,243
Training expense	413	83
Health insurance and other	0	955
Payroll taxes	3,443	3,203
Workers’ compensation	1,890	1,476
Cable	1,416	1,709
Other administrative expenses	9,182	3,530

	$68,117	$61,650

Taxes and insurance
Real estate taxes	$55,852	$48,030
Other taxes, licenses, and permits	0	30
Property and liability insurance	16,207	14,238

	$72,059	$62,298

See auditors’ report

15

STARLIGHT PLACE, LP

SUPPLEMENTAL SCHEDULES

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

SCHEDULE B - AGED ACCOUNTS RECEIVABLE:

The accounts receivable balance as of December 31, 2010, consists of $0 due from USDA, Rural Development for rental assistance. There are tenant receivables of $638 at December 31, 2010. There are other receivables of $0 at December 31, 2010.

SCHEDULE C - AGED ACCOUNTS PAYABLE:

There are no accounts payable exceeding 30 days at December 31, 2010.

SCHEDULE D - INSURANCE COVERAGE:

Name of Company

State Farm Fire and Casualty Company
11350 Johns Creek Parkway
Duluth, GA 30098

	Expiration Date	Coverage Amount
Property coverage:
Blanket	January 31, 2011	$5,087,900
Loss of rents	January 31, 2011	Actual loss

Liability coverage:
General aggregate	January 31, 2011	10,000,000

Fidelity coverage:
Fidelity bond - corporate	January 1, 2011	1,000,000

Name of Company

Hartford Insurance Company Hartford, CT 06115

Fidelity coverage:
Fidelity bond - resident manager	December 4, 2011	$30,000

SCHEDULE E - DELINQUENT REAL ESTATE TAXES:

There were no delinquent real estate tax bills as of December 31, 2010.

See auditors’ report

16

STARLIGHT PLACE, LP

SUPPLEMENTAL SCHEDULES

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

SCHEDULE F - SCHEDULE OF MANAGEMENT FEES:

52 revenue-producing units at $35 per month per occupied apartment for January - February and $37 per month per occupied apartment for March - December, based upon occupied units on the first day of each month. Management receives a minimum fee of $910 for January - February and $962 for March - December.

100% occupancy is 52 units.

Month	#Vacant	# Units Occupied	Allowable Fee	Amount Calculated
January	0	52	$35	$1,820
February	0	52	35	1,820
March	0	52	37	1,924
April	0	52	37	1,924
May	0	52	37	1,924
June	0	52	37	1,924
July	0	52	37	1,924
August	0	52	37	1,924
September	0	52	37	1,924
October	1	51	37	1,887
November	1	51	37	1,887
December	0	52	37	1,924
Vacant Units	2

Earned Management Fees:				$22,806

Management Fees Collected:				$22,232

Management Fees Accrued:				$574

Previous Years’ Management Fees Collected this Year				$0

Vacancy Percentage = 0%

Note:	The Resident Manager’s unit is considered unoccupied for management fee purpose unless the manager is paying normal rent.

See auditor’s report

17

STARLIGHT PLACE, LP

SUPPLEMENTAL SCHEDULES

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

SCHEDULE G - BORROWER CERTIFICATION:

The information provided by STARLIGHT PLACE, LP, to Habif, Arogeti & Wynne, LLP for the preparation of the 2010 annual audit to which this certification is attached, is hereby certified to be true and correct, and it is further certified that the handling of the reserve account, the operation and maintenance account, rental receipts and interest credit by STARLIGHT PLACE, LP was in accordance with USDA, Rural Development regulations.

As of February 21, 2011

By:
General Partner

See auditors’ report

18

Independent Auditors’ Report on Internal Control Over Financial Reporting and on Compliance and

Other Matters Based on an Audit of Financial Statements Performed in

Accordance with Government Auditing Standards

To the Partners of Starlight Place, LP

We have audited the financial statements of STARLIGHT PLACE, LP as of and for the year ended December 31, 2010, and have issued our report thereon dated February 21, 2011. We conducted our audit in accordance with auditing standards generally accepted in the United States of America and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States.

Internal Control over Financial Reporting

In planning and performing our audit, we considered Starlight Place, LP’s internal control over financial reporting as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Partnership’s internal control over financial reporting.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the Partnership’s ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the Partnership’s financial statements that is more than inconsequential will not be prevented or detected by the Partnership’s internal control.

A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected by the Partnership’s internal control.

Our consideration of internal control over financial reporting was for the limited purpose described in the first paragraph of this section and would not necessarily identify all deficiencies in internal control that might be significant deficiencies or material weaknesses. We did not identify any deficiencies in internal control over financial reporting that we consider to be material weaknesses, as defined above.

Five Concourse Parkway ■ Suite 1000 ■ Atlanta, Georgia 30328

404.892.9651 ■ www.hawcpa.com

An Independent Member of Baker Tilly International

19

Independent Auditors’ Report on Internal Control Over Financial Reporting and on Compliance and

Other Matters Based on an Audit of Financial Statements Performed in

Accordance with Government Auditing Standards (continued)

Compliance and Other Matters

As part of obtaining reasonable assurance about whether Starlight Place, LP’s financial statements are free of material misstatement, we performed tests of its compliance with certain provisions of laws, regulations, contracts, and grant agreements, noncompliance with which could have a direct and material effect on the determination of financial statement amounts. However, providing an opinion on compliance with those provisions was not an objective of our audit and, accordingly, we do not express such an opinion. The results of our tests disclosed no instances of noncompliance or other matters that are required to be reported under Government Auditing Standards.

This report is intended for the information of the partners, management and the U.S. Department of Agriculture Rural Development and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

February 21, 2011

20

STARLIGHT PLACE, LP

AUDIT FINDINGS ON COMPLIANCE

FOR THE YEAR ENDED DECEMBER 31, 2010

Reportable Conditions of Noncompliance

December 31, 2010 - None noted.

Auditee’s Comments on Prior Audit Resolution Matters Related to United States Department of Agricultural Rural Development Programs

There were no significant unresolved findings from previous annual audits.

21